Exhibit (k)(b)








                            ADMINISTRATION AGREEMENT

         AGREEMENT made as of this 7th day of October, 1996, by and between The Principled Equity Market Fund, a Massachusetts business trust (the "Fund"), and Anchor Investment Management Corporation, a Massachusetts corporation (the "Administrator").

                              W I T N E S S E T H :

         WHEREAS, the Fund is engaged in business as a closed-end management investment company and is so registered under the Investment Company Act of 1940, as amended; and

         WHEREAS, the Administrator is engaged in the business of rendering administrative services; and

         WHEREAS, the Fund desires to retain the Administrator to furnish administrative services and the Administrator is willing to furnish such services;

         NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:




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(a)      Services Rendered and Expenses Paid by the Administrator.

                  The Administrator, subject to the control, direction and supervision of the Board of Trustees of the Fund and in conformity with applicable laws, this Agreement, the Fund's Declaration of Trust By-Laws, registration statements and amendments thereto, prospectuses and statements of additional information, as in effect from time to time, and stated investment objectives, policies and restrictions, shall, as directed by the Fund from time to time, at its own expense perform as administrative services for the Fund such of the following as the Fund shall designate:

                  (1) compute the net asset value per share of the Fund once each week or at such longer intervals as the Fund may designate;

                  (2) prepare and file all registration or other material required by federal and state laws for the registration or other qualification of the Fund and its shares for sale to the public as required by such laws;

                  (3) prepare and file or mail all reports and statements required of the Fund by federal and state laws, to be filed or sent by the Fund to all authorities and security holders of the Fund;



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                  (4) maintain  contact with and  coordinate  the Fund's  public accountants, legal counsel, custodian, transfer and service agent and other providers of services to the Fund, all of whose fees shall be paid independently by the Fund, and perform customary checks and confirmations of such services and the records thereof;

                  (5) coordinate the Fund's portfolio transactions and cash management with the Fund's custodian;

                  (6) receive, confirm and pay over to the Fund's custodian the proceeds of sales by the Fund of its shares and administer and confirm to the Fund's transfer agent and shareholders the sales of its shares by the Fund; and

                  (7) prepare and maintain on behalf of the Fund such records of the Fund's business transactions as are not maintained by other service providers to the Fund and generally take all such other action as may be required to administer the Fund's business.

         The Fund shall pay the Administrator's out-of-pocket expenses for supplies, printing and postage incurred by the Administrator in the performance of its duties hereunder. To the extent that any of the foregoing expenses are allocated between the Fund and any other party, such allocations shall be pursuant to methods approved by the Board of Trustees of the Fund.



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         (b)      Role of the Administrator.

                  (i) The Administrator, and any person controlling, controlled by or under common control with the Administrator shall be free to render similar services to others and to engage in other activities, so long as the services rendered to the Fund are not impaired.

                  (ii) Except as otherwise required by the Investment Company Act of 1940, as amended, any of the shareholders, Trustees, officers and employees of the Fund may be a shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlling, controlled by or under common control with the Administrator, and the Administrator, and any person controlling, controlled by or under common control with the Administrator, may have an interest in the Fund.

                  (iii) Except as otherwise agreed, in the absence of willful misfeasance, bad faith, or negligence, neither the Administrator nor any of its officers, directors, employees or agents shall be subject to liability to the Fund for any act or omission in the course of, or connected with, rendering services hereunder, and each shall be indemnified and held harmless by the Fund from and against any losses, claims, damages and legal fees and other expenses arising out of their due performance of this Agreement in the absence of willful



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         misfeasance, bad faith, or negligence on the part of the Administrator and any of its officers, directors, employees and agents.

                  (c)      Compensation of the Administrator.

                  (i) As full compensation for the services rendered, facilities furnished and costs not specifically paid by the Fund under this Agreement, the Fund agrees to pay to the Administrator a monthly fee at the annual rate of $6,000.

                  (ii) If the Administrator shall serve for less than the whole of any period, the foregoing compensation shall be prorated.

                  (c)      Term and Termination.

                  (i) This Agreement shall become effective on the date hereof, shall remain in full force and effect for one year from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved at least annually by the Board of Trustees of the Fund.

                  (ii) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Fund or by the Administrator, on not more than sixty (60) days, nor less than


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         thirty  (30) days,  written  notice to the other  party,  or upon such shorter notice as may be mutually agreed upon.

                  (iii) This Agreement may not be assigned by either party without the written consent of the other party.

                  (d) Miscellaneous. For the purposes of this Agreement, the terms "affiliated person," "assignment" and "interested person," shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Administrator or the Fund by the Securities and Exchange Commission.

                  (e) Limitation of Liability of the Trustees and Shareholders.

                  A copy of the Declaration of Trust of the Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Fund but are binding only upon the assets and property of the Fund.



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                  IN  WITNESS  WHEREOF  the  parties  hereto  have  caused  this
         Agreement to be duly executed as of the date first written above.

                                        THE PRINCIPLED EQUITY MARKET FUND


                                        By: S/David W.C. Putnam
                                            David W.C. Putnam, President


ANCHOR INVESTMENT MANAGEMENT
  CORPORATION


By:S/David Y Williams, Authorized Officer
   David Y. Williams, Authorized Officer